CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com
804-418-7745

For Immediate Release
Wednesday, May 4, 2022

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES FIRST QUARTER 2022 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB), which operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., today announced results for the first quarter of 2022.

Highlights
•Q1 2022 revenue decreased 1.9% compared to record Q1 2021 revenue primarily due to slightly softer demand in line with expectations
•Operating profit was $12.7 million in Q1 2022, including a $10 million insurance recovery related to prior losses associated with the Company's Mexican subsidiaries, compared to $5.3 million in Q1 2021
•Demand for small kitchen appliances remains solid and significantly higher than pre-pandemic levels
•For the full year 2022, Hamilton Beach Brands continues to expect revenue to increase modestly compared to 2021 and operating profit to increase significantly including the insurance recovery

First Quarter 2022 Compared to First Quarter 2021
Total revenue decreased 1.9% to $146.4 million compared to a record $149.2 million due to slightly softer demand industry-wide in line with previously stated expectations. Record revenue in the 2021 first quarter was significantly higher than pre-pandemic levels as well as the Company's historical range. Spending on small kitchen appliances during that period was driven by the benefit of U.S. government stimulus checks and by consumers continuing to shelter and cook at home before Covid-19 vaccines became widely available.
In the 2022 first quarter, revenue in the Company's global commercial market continued to rebound strongly from pandemic-driven softness and increased $6.5 million. Momentum also continued in the Latin American market where revenue increased significantly. In the U.S. and Canadian consumer markets, revenue decreased compared to very strong growth in those markets in last year's first quarter.
Sales of the Company's premium brand products increased 12.9%. Ecommerce sales were approximately flat overall as consumers shop more in stores as the pandemic recedes. In last year's first quarter, ecommerce sales increased 59%. Ecommerce sales accounted for 35% of total Company revenue in both the current and prior-year first quarter.
Gross profit was $28.2 million compared to $31.7 million. Gross profit margin was 19.3% compared to 21.2%, primarily due to a less favorable product and customer mix. Planned price increases that became effective in the first quarter of 2022 offset a significant portion of higher product and transportation costs. However, the Company was not able to fully recover increased shipping container costs, which included the roll-off of expense related to premium rate containers secured by the Company during the fourth quarter of 2021 in order to meet customer commitments and demand.

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Selling, general and administrative expenses were $15.4 million compared to $26.4 million. In the 2022 first quarter, the Company recognized $10 million of insurance recovery associated with unauthorized transactions at its Mexican subsidiaries, which were identified in the first quarter of 2020. Compared to prior year, outside services expenses decreased and overall employee-related costs were lower.
Operating profit was $12.7 million compared to $5.3 million, including the insurance recovery.
Other expense (income), net, includes currency losses of $1.8 million compared with currency losses of $0.4 million. This increase was primarily due to the liquidation of the Company's Brazilian subsidiary, which resulted in $2.1 million of foreign currency losses previously recorded in accumulated other comprehensive losses (non-tax deductible) being released into other expense (income), net during the quarter, in line with previously stated expectations.
Net income was $7.2 million, or $0.51 per diluted share, compared to net income of $2.9 million, or $0.21 per diluted share.

Cash Flow and Debt
For the three months ended March 31, 2022, net cash used for operating activities was $20.8 million compared to $1.9 million in the prior year, primarily due to net working capital, which was a use of cash of $24.9 million in 2022 compared to a use of cash of $2.5 million in 2021. In 2022, trade receivables provided net cash of $15.5 million compared to $36.9 million in the prior year, due to the timing of collections and decreased fourth quarter sales in 2021 compared to 2020. Net cash used for inventory and accounts payable combined was relatively flat year over year. Inventory increased compared to the first quarter of 2021 and the year-ended December 31, 2021, primarily due to longer lead times as a result of supply chain and transportation constraints. Additionally, the insurance recovery receivable, which was collected in April 2022, is included in other assets as of March 31, 2022.
Capital expenditures in the first quarter of 2022 decreased to $0.4 million compared to $1.7 million in the first quarter of 2021. The decrease was due to capital spending for the Company's new distribution center in the prior year that did not recur.
At March 31, 2022, net debt, or debt minus cash and cash equivalents, was $118.3 million compared to $101.2 million at March 31, 2021, and $95.7 million at December 31, 2021.

Outlook
Industry demand for small kitchen appliances continues to be solid, higher than pre-pandemic levels, and slightly softer than in 2021. Consumers continue to spend significant amounts of time at home, preparing their own beverages and meals. At-home meal preparation is being driven by new habits formed during the pandemic, a heightened interest in healthy eating and the ability to control portions and ingredients, and as a means to control expenses during inflationary times. The Company is closely monitoring any potential shift in consumer behavior away from the home as well as any potential negative impact on consumer demand for the Company's products due to inflationary pressures. The global commercial market is expected to continue to rebound strongly from pandemic-driven demand softness.
The Company continues to experience rising product and transportation costs due to inflation and continued supply chain constraints. Timing for any easing of these pressures remains uncertain. To mitigate rising costs, the Company implemented pricing initiatives that became effective in the first quarter of 2022 and plans to continue to adjust prices as necessary to offset rising costs, while also remaining competitive with customers and consumers. The Company may not be able to cover all future cost increases with additional pricing initiatives. Even amid these pressures, the Company will continue to focus on managing margins and working capital within historical ranges to the fullest extent possible.

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The Company's core business is solid, and it expects continued growth in the premium and global commercial markets. New products in the home health and wellness category are expected to generate revenue as they are launched throughout 2022 and gain momentum. For the full year 2022, Hamilton Beach Brands expects continued progress with its strategic initiatives will enable the Company to deliver modest revenue growth compared to record revenue in 2021. For the first half of 2022, the Company expects a modest decrease in revenue compared to record revenue in the first half of 2021. For the second half of 2022, the Company expects revenue to increase moderately. Full-year operating profit is expected to increase significantly compared to 2021, including the $10 million insurance recovery, mostly driven by the higher revenue. The Company’s current outlook could change depending on a number of factors, including retailer acceptance of further price increases to offset rising product and transportation costs, the impact of inflationary pressures and stay-at-home habits on consumer demand, any worsening of supply chain constraints, Covid protocols in China, and the direct or indirect impact of the conflict in Ukraine.
Hamilton Beach Brands is focused on long-term value creation. The Company believes each of its strategic initiatives will provide growth in 2022.
Expand in Home Health and Wellness: This initiative was added in 2021. During the past year, the Company took many steps to prepare for the introduction of new products in 2022 in the air purification, water filtration and home medical categories. During the first quarter of 2022, Hamilton Beach Brands announced progress with this initiative in three key areas:
1. Entered into an exclusive multiyear trademark licensing agreement with Brita® and plans to launch a new line of countertop water appliances later this year.
2. Introduced the first products in a new line of premium air purifiers under the Clorox® brand name as part of an exclusive multiyear trademark licensing agreement with The Clorox Company along with plans to launch additional new models in the coming months.
3. Launched the Smart Sharps Bin® from Hamilton Beach Health® powered by HealthBeacon® in the U.S. home medical market under an exclusive multiyear agreement with HealthBeacon plc.
Gain Share in the Premium Market: New product introductions and digital marketing are expected to drive growth of the Company's premium brand products. The Wolf Gourmet® countertop appliances brand is expected to continue to grow in sales. For the Bartesian® premium cocktail machine, plans are in place to launch Generation 2, which will provide enhanced functionality. Line extensions are under development, including a commercial model, which the Company expects to introduce later this year. The CHI® brand continues to grow as people return to offices to work, engage in more evening and weekend activities, and travel more as the pandemic wanes, driving the sale of garment care products. For the Weston® brand, targeted to gardeners and hunters, new products include meat grinders and slicers, smokers, food dehydrators and vacuum sealers. The Hamilton Beach Professional® line leverages the Company's commercial products expertise for the benefit of home cooks and continues to gain new channel placements.
Lead in the Global Commercial Market: The Company expects to generate additional growth in the global commercial market through product development, digital marketing and increasing customer relationships with regional and global chains.
Drive Core Growth: The Company plans to drive growth of its flagship Hamilton Beach® and Proctor Silex® brands through innovative new product development, including an emphasis on higher priced products, and digital marketing.
Accelerate Digital Transformation: The Company plans to continue to invest in robust digital marketing for all of its brands and markets.
Leverage Partnerships and Acquisitions: The Company is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances and acquisitions that would drive growth in all of its markets.
Hamilton Beach Brands is a leader in an industry with strong, durable demand. The Company’s leading brand and product portfolio covers the broad range of value to luxury markets and more than 50 categories. Hamilton Beach Brands has a long history of innovation and new product development. Its asset light global infrastructure has been enhanced by strategic investments in the past few years. These are all important competitive advantages that are expected to contribute to the Company's financial performance over time.
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Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, May 5, 2022, at 9:30 a.m. Eastern time. The call may be accessed by Participant Toll Free Dial-In Number: (833) 227-5844, Participant International Dial-In Number: (647) 689-4071, Conference ID: 9996355. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, TrueAir®, Brightline® and Hamilton Beach Health®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, Clorox® air purifiers, and Brita TM countertop water appliances. Hamilton Beach Brands markets and distributes the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Hamilton Beach Brands has entered the home medical market through a multiyear agreement with HealthBeacon plc and is the exclusive marketer and distributor of a smart Injection Care Management System in the U.S. and Canada under the new brand name Hamilton Beach Health®. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

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Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to source and ship products to meet anticipated demand, (2) the Company’s ability to successfully manage ongoing constraints throughout the global transportation supply chain, (3) the unpredictable nature of the COVID-19 pandemic and its potential impact on the Company's business; (4) the direct and indirect impacts of the increasingly volatile global economic conditions as a result of the conflict in Ukraine; (5) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (6) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (7) bankruptcy of or loss of major retail customers or suppliers, (8) changes in costs, including transportation costs, of sourced products, (9) delays in delivery of sourced products, (10) changes in or unavailability of quality or cost effective suppliers, (11) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company buys, operates and/or sells products, (12) the impact of tariffs on customer purchasing patterns, (13) product liability, regulatory actions or other litigation, warranty claims or returns of products, (14) customer acceptance of, changes in costs of, or delays in the development of new products, (15) increased competition, including consolidation within the industry, (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (18) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021. Furthermore, the situation surrounding COVID-19, including the mutation of variants, continues to remain fluid globally and the Company continues to manage ongoing challenges associated with the pandemic as they relate to demand, supply and operations. The potential for a material impact on the Company’s results of operations, financial condition, liquidity, and stock price remains a risk. The Company cannot reasonably estimate with any degree of certainty any future impact of COVID-19. The extent of any impact will depend on the scope of any new virus mutations and outbreaks, the nature of government public health guidelines and the public’s adherence to those guidelines, the rate of individuals becoming fully vaccinated and the public's adherence to guidelines to receive booster shots, the success of business and economic recovery as the pandemic recedes, the easing of pandemic-driven supply chain disruptions, unemployment levels, and the extent to which new lockdowns may be needed or are required in particular countries including China.
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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2022	2021
	(In thousands, except per share data)
Revenue	$146,351	$149,249
Cost of sales	118,121	117,556
Gross profit	28,230	31,693
Selling, general and administrative expenses	15,433	26,379
Amortization of intangible assets	50	50
Operating profit (loss)	12,747	5,264
Interest expense, net	733	720
Other expense (income), net	1,466	171
Income (loss) before income taxes	10,548	4,373
Income tax expense (benefit)	3,375	1,497
Net income (loss)	$7,173	$2,876

Basic and diluted earnings (loss) per share	$0.51	$0.21

Basic weighted average shares outstanding	14,061	13,855
Diluted weighted average shares outstanding	14,092	13,874

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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	MARCH 31 2022	DECEMBER 31 2021	MARCH 31 2021
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$1,022	$1,125	$1,375
Trade receivables, net	104,230	119,580	107,934
Inventory	195,555	183,382	163,831
Prepaid expenses and other current assets	25,639	14,273	13,770
Total current assets	326,446	318,360	286,910
Property, plant and equipment, net	29,555	30,485	24,252
Goodwill	6,253	6,253	6,253
Other intangible assets, net	1,642	1,692	1,842
Deferred income taxes	3,221	4,006	3,416
Deferred costs	19,085	18,703	13,960
Other non-current assets	4,298	3,005	2,708
Total assets	$390,500	$382,504	$339,341
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$103,367	$131,912	$102,735
Accrued compensation	13,709	11,719	10,894
Accrued product returns	5,094	6,429	5,860
Other current liabilities	16,910	14,116	18,465
Total current liabilities	139,080	164,176	137,954
Revolving credit agreements	119,302	96,837	102,555
Other long-term liabilities	18,960	19,212	16,133
Total liabilities	277,342	280,225	256,642
Stockholders' equity
Class A Common stock	105	103	102
Class B Common stock	39	40	41
Capital in excess of par value	62,349	61,586	59,456
Treasury stock	(5,960)	(5,960)	(5,960)
Retained earnings	66,534	60,753	46,489
Accumulated other comprehensive loss	(9,909)	(14,243)	(17,429)
Total stockholders' equity	113,158	102,279	82,699
Total liabilities and stockholders' equity	$390,500	$382,504	$339,341

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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2022	2021
	(In thousands)
Operating activities
Net income (loss)	$7,173	$2,876
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	1,154	896
Deferred income taxes	(555)	3,702
Stock compensation expense	764	1,107
Brazil foreign currency loss	2,085	—
Other	121	405
Net changes in operating assets and liabilities:
Affiliate payable	—	(495)
Trade receivables	15,547	36,853
Inventory	(12,069)	9,774
Other assets	(10,195)	926
Accounts payable	(28,349)	(49,152)
Other liabilities	3,569	(8,781)
Net cash provided by (used for) operating activities	(20,755)	(1,889)
Investing activities
Expenditures for property, plant and equipment	(406)	(1,746)
Net cash provided by (used for) investing activities	(406)	(1,746)
Financing activities
Net additions (reductions) to revolving credit agreements	22,406	4,129
Cash dividends paid	(1,392)	(1,302)
Other financing	—	(134)
Net cash provided by (used for) financing activities	21,014	2,693
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	74	(85)
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	(73)	(1,027)
Balance at the beginning of the period	2,150	3,436
Balance at the end of the period	$2,077	$2,409

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$1,022	$1,375
Restricted cash included in prepaid expenses and other current assets	64	210
Restricted cash included in other non-current assets	991	824
Total cash, cash equivalents, and restricted cash	$2,077	$2,409
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